Exhibit 99.1

Vision-Sciences, Inc. Does Not Satisfy Nasdaq's Requirement to Maintain a Majority of Independent Directors

ORANGEBURG, N.Y., November 12, 2009 -- Vision-Sciences, Inc., (Nasdaq:VSCI) notified The Nasdaq Stock Market on November 9, 2009 that it does not meet the Nasdaq requirement that its Board of Directors consist of at least a majority of independent members.  The noncompliance resulted from Mr. Warren Bielke being appointed as Interim Chief Executive Officer of the Company, and thereby no longer being an “independent” director, following the resignation of Mr. Ron Hadani as President, Chief Executive Officer and Director.

Following the notification to Nasdaq, on November 10, 2009 Nasdaq issued Vision-Sciences a letter regarding this non-compliance and advised the Company that it must submit a plan to regain compliance by November 25, 2009.  If such plan is accepted, Nasdaq will grant the Company a period of up to 105 days from the date of the Nasdaq letter to cure the noncompliance.

Vision-Sciences’ Board has a Nominating Committee, consisting of all independent directors, which has commenced the search for a director to fill the Board vacancy.  It is expected that the Nominating Committee will recommend a Director for appointment by the Board who will be “independent” within the meaning of Nasdaq Listing Rules and will result in the Company regaining compliance within the requisite time period.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO
845-365-0600